Huntington, W. Va. – December  17, 2010

Energy Services of America Corporation Announces results for the three and  twelve months ended September  30, 2010.  Energy Services of America (Amex: ESA) announced today that the company  had  a net income  for the three months ended  September  30, 2010 of $3,629,182 which was an increase of $5,076,868 over the ( $1,447,686) net loss for the comparable period in 2009. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended September 30, 2010 totaled $ 8,262,434 compared to an EBITDA  of $922,391 for the same quarter of 2009.   For the twelve  months ended September 30, 2010, the Company had a net income of $5,772,350 compared to a loss of ($5,921,774) for the same period in 2009 or an improvement of $11,694,124.  Revenues were $218,287,753 for the Twelve  months ended  September  30, 2010 versus $106,766,096 for the same period in 2009.  EBITDA for year ended September  30, 2010 totaled $ 18,047,130 compared to a negative  EBITDA for the same period in 2009 of ( $1,319,013).

Marshall T. Reynolds, Chairman, noted he was  pleased with the performance for the quarter and the year.  “We  are gratified that the Company is showing these strong results.  Also, we are even more excited about the prospects for 2011.  Although our backlog at the end of September totaled $47.8 million, the dollar volume of projects we are bidding on for 2011 is almost double the amount of projects up for bid at this time in 2010.   While our success at winning the contracts always determines the revenue we ultimately will generate, with the increased volume of work available, we are very excited about our prospects for 2011.  Our backlog last year at this time was higher due to several large 2010 projects being bid earlier than normal.   However,  as previously stated, with the large volume of known projects being bid currently and the anticipated additional projects  planned for 2011, we feel that our prospects for a profitable and successful  2011 are  very strong. ”

Edsel R. Burns, President of ESA,  shared Mr. Reynold’s thoughts.  “We are very pleased that the  benefits of all the hard work to position the Company for the increased demand for its  services is starting to be realized.    The  Company continues to strive to improve our operating efficiencies  and those efforts coupled with the anticipated strong demand  for our services in 2011 should result  in  successful  performance.  Having  gone through the difficulties of the 2009 economic meltdown and  bounced back with the good performance this year, we feel the Company is well positioned to  perform well into the future.”  Key information at September 30, 2010 and for the three and twelve months ended  September 30, 2010 is as follows:

Energy Services of America Corporation
Key Financial Information

	--------Three Months-------		--------Twelve Months------
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenues	$91,811,898	$29,346,511	$218,287,753	$106,766,096

Net Income (loss)	$3,629,182	$(1,447,686)	$5,772,350	$(5,921,774)

Earnings (loss) Per Share- Basic	$0.30	$(0.12)	$0.48	$(0.49)

Earnings (loss) Per Share-Diluted	$0.30	$(0.12)	$0.48	$(0.49)

Other Information at September 30, 2010:
Shares Outstanding	$12,092,307
Total Assets	$130,440,843
Total Liabilities	$70,321,094
Total Equity	$60,119,749
Stated Book Value per Share	$4.97
Backlog at September 2010	$47,800,000
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Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.